Exhibit 99.1

NEWS RELEASE

Media Contact:
Nancy Farrar
Farrar Public Relations
817/937-1557

Investor Contact:
James E. Perry
Trinity Industries, Inc.
214/589-8412

FOR IMMEDIATE RELEASE

TRINITY INDUSTRIES NAMES NEW DIRECTOR

DALLAS – September 7, 2005 – Trinity Industries, Inc. (NYSE:TRN) today announced the election of Rhys J. Best, Chairman and Chief Executive Officer of Lone Star Technologies, Inc. (NYSE: LSS) of Dallas to its Board of Directors, effective September 7, 2005. The Board’s action expands Trinity’s Board of Directors from nine to ten members.

“Rhys Best is a welcome addition to our Board,” said Timothy R. Wallace, Trinity Industries’ Chairman, President and Chief Executive Officer. “His insight concerning industrial manufacturing, banking and the steel industry will be an asset as Trinity continues to grow.”

Mr. Best served in several positions at First City Bank of Dallas, including President before being named President and Chief Executive Officer in 1989 of Lone Star Steel Company, which is Lone Star Technologies, Inc.’s largest operating company. He became Chairman and Chief Executive Officer of Lone Star Technologies, Inc. in 1999. Lone Star Technologies operating units manufacture and market steel tubular products to the energy and selected industrial consumers.

About Trinity Industries, Inc.

Trinity Industries, Inc., with headquarters in Dallas, Texas is one of the nation’s leading diversified industrial companies. Trinity reports five principal business segments: the Rail Group, the Railcar Leasing and Management Services Group, the Inland Barge Group, the Construction Products Group and the Industrial Products Group. For more information visit http://www.trin.net.

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